Exhibit (k)(i)

STOCK TRANSFER AGENCY AGREEMENT

AGREEMENT, made as of                     , 2012, by and between COHEN & STEERS LIMITED DURATION PREFERRED AND INCOME FUND, INC., a corporation organized and existing under the laws of the State of Maryland (hereinafter referred to as the “Customer”), and COMPUTERSHARE SHAREOWNER SERVICES LLC, a New Jersey Limited Liability Company (hereinafter referred to as the “Agent”).

W I T N E S S E T H:

That for and in consideration of the mutual promises hereinafter set forth, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS

Whenever used in this Agreement, the following words and phrases shall have the following meanings:

1. “Business Day” shall be deemed to be each day on which the Agent is open for business.

2. “Certificate” shall mean any notice, instruction, or other instrument in writing, authorized or required by this Agreement to be given to the Agent by the Customer which is signed by any Officer, as hereinafter defined, and actually received by the Agent.

3. “Officer” shall be deemed to be the Customer’s Chief Executive Officer, President, any Vice President, the Secretary, the Treasurer, the Controller, any Assistant Treasurer, and any Assistant Secretary duly authorized by the Board of Directors of the Customer to execute any Certificate, instruction, notice or other instrument on behalf of the Customer and named in a Certificate, as such Certificate may be amended from time to time.

4. “Shares” shall mean all or any part of each class of the shares of capital stock of the Customer which from time to time are authorized and/or issued by the Customer and identified in a Certificate of the Secretary of the Customer under corporate seal, as such Certificate may be amended from time to time, with respect to which the Agent is to act hereunder.

ARTICLE II

APPOINTMENT OF AGENT

1. The Customer hereby constitutes and appoints the Agent to perform the services described herein and as more particularly described in Schedule I attached hereto (the “Services”), and the Agent hereby accepts appointment and agrees to perform the Services in accordance with the terms hereinafter set forth.

2. In connection with such appointment, the Customer shall deliver the following documents to the Agent:

(a)	A certified copy of the Certificate of Incorporation or other document evidencing the Customer’s form of organization (the “Charter”) and all amendments thereto;

(b)	A certified copy of the By-Laws of the Customer;

(c)	A certified copy of a resolution of the Board of Directors of the Customer appointing the Agent to perform the Services and authorizing the execution and delivery of this Agreement;

(d)	A Certificate signed by the Secretary of the Customer specifying: the number of authorized Shares, the number of such authorized Shares issued and currently outstanding, and the names and specimen signatures of all persons duly authorized by the Board of Directors of the Customer to execute any Certificate on behalf of the Customer, as such Certificate may be amended from time to time;

(e)	If applicable, a Specimen Share certificate for each class of Shares in the form approved by the Board of Directors of the Customer, together with a Certificate signed by the Secretary of the Customer as to such approval and covenanting to supply a new such Certificate and specimen whenever such form shall change;

(f)	An opinion of counsel for the Customer, in a form satisfactory to the Agent, with respect to the validity of the authorized and outstanding Shares, the obtaining of all necessary governmental consents, whether such Shares are fully paid and non-assessable and the status of such Shares under the Securities Act of 1933, as amended, and any other applicable law or regulation (i.e., if subject to registration, that they have been registered and that the Registration Statement has become effective or, if exempt, the specific grounds therefor);

(g)	A list of the name, address, social security or taxpayer identification number of each Shareholder, number of Shares owned, certificate numbers, and whether any “stops” have been placed; and

(h)	If applicable, an opinion of counsel for the Customer, in a form satisfactory to the Agent, with respect to the due authorization by the Customer and the validity and effectiveness of the use of facsimile signatures by the Agent in connection with the countersigning and registering of Share certificates of the Customer.

(i)	A completed Internal Revenue Service Form 2678 for the Customer

(j)	A completed Form W-9 for the Customer

3. If applicable, the Customer shall furnish the Agent with a sufficient supply of blank Share certificates and from time to time will renew such supply upon request of the Agent. Such blank Share certificates shall be properly signed, by facsimile or otherwise, by Officers of the Customer authorized by law or by the By-Laws to sign Share certificates, and, if required, shall bear the corporate seal or a facsimile thereof.

4. Customer acknowledges that the Agent is subject to the customer identification program (“Customer Identification Program”) requirements under the USA PATRIOT Act and its implementing regulations, and that the Agent must obtain, verify and record information that allows the Agent to identify Customer. Accordingly, prior to opening an account hereunder the Agent may request information (including but not limited to the Customer’s name, physical address, tax identification number and other information) that will help the Agent to identify the organization such as organizational documents, certificate of good standing, license to do business, or any other information that will allow the Agent to identify Customer. Customer agrees that the Agent cannot open an account hereunder unless and until the Agent verifies Customer’s identity in accordance with its Customer Identification Program.

ARTICLE III

AUTHORIZATION AND ISSUANCE OF SHARES

1. The Customer shall deliver to the Agent the following documents on or before the effective date of any increase, decrease or other change in the total number of Shares authorized to be issued:

(a)	A certified copy of the amendment to the Charter giving effect to such increase, decrease or change;

(b)	An opinion of counsel for the Customer, in a form satisfactory to the Agent, with respect to the validity of the Shares, the obtaining of all necessary governmental consents, whether such Shares are fully paid and non-assessable and the status of such Shares under the Securities Act of 1933, as amended, and any other applicable federal law or regulations (i.e., if subject to registration, that they have been registered and that the Registration Statement has become effective or, if exempt, the specific grounds therefor); and

(c)	In the case of an increase, if the appointment of the Agent was theretofore expressly limited, a certified copy of a resolution of the Board of Directors of the Customer increasing the authority of the Agent.

2. Prior to the issuance of any additional Shares pursuant to stock dividends, stock splits or otherwise, and prior to any reduction in the number of Shares outstanding, the Customer shall deliver the following documents to the Agent:

(a)	A certified copy of the resolutions adopted by the Board of Directors and/or the shareholders of the Customer authorizing such issuance of additional Shares of the Customer or such reduction, as the case may be;

(b)	A certified copy of the order or consent of each governmental or regulatory authority required by law as a prerequisite to the issuance or reduction of such Shares, as the case may be, and an opinion of counsel for the Customer that no other order or consent is required; and

(c)	An opinion of counsel for the Customer, in a form satisfactory to the Agent, with respect to the validity of the Shares, the obtaining of all necessary governmental consents, whether such Shares are fully paid and non-assessable and the status of such Shares under the Securities Act of 1933, as amended, and any other applicable law or regulation (i.e., if subject to registration, that they have been registered and that the Registration Statement has become effective, or, if exempt, the specific grounds therefor).

ARTICLE IV

RECAPITALIZATION OR CAPITAL ADJUSTMENT

1. In the case of any negative stock split, recapitalization or other capital adjustment requiring a change in the form of Share certificates, the Agent will issue Share certificates in the new form in exchange for, or upon transfer of, outstanding Share certificates in the old form, upon receiving:

(a)	A Certificate authorizing the issuance of Share certificates in the new form;

(b)	A certified copy of any amendment to the Charter with respect to the change;

(c)	Specimen Share certificates for each class of Shares in the new form approved by the Board of Directors of the Customer, with a Certificate signed by the Secretary of the Customer as to such approval;

(d)	A certified copy of the order or consent of each governmental or regulatory authority required by law as a prerequisite to the issuance of the Shares in the new form, and an opinion of counsel for the Customer that the order or consent of no other governmental or regulatory authority is required; and

(e)	An opinion of counsel for the Customer, in a form satisfactory to the Agent, with respect to the validity of the Shares in the new form, the obtaining of all necessary governmental consents, whether such Shares are fully paid and non-assessable and the status of such Shares under the Securities Act of 1933, as amended, and any other applicable law or regulation (i.e., if subject to registration, that the Shares have been registered and that the Registration Statement has become effective or, if exempt, the specific grounds therefor).

2. The Customer shall furnish the Agent with a sufficient supply of blank Share certificates in the new form, and from time to time will replenish such supply upon the request of the Agent. Such blank Share certificates shall be properly signed, by facsimile or otherwise, by Officers of the Customer authorized by law or by the By-Laws to sign Share certificates and, if required, shall bear the corporate seal or a facsimile thereof.

ARTICLE V

ISSUANCE AND TRANSFER OF SHARES

1. If applicable, the Agent will issue and transfer Shares in certificated form as follows:

(a) The Agent will issue Share certificates upon receipt of a Certificate from an Officer, but shall not be required to issue Share certificates after it has received from an appropriate federal or state authority written notification that the sale of Shares has been suspended or discontinued, and the Agent shall be entitled to rely upon such written notification. The Agent shall not be responsible for the payment of any original issue or other taxes required to be paid by the Customer in connection with the issuance of any Shares.

(b) Shares will be transferred upon presentation to the Agent of Share certificates in form deemed by the Agent properly endorsed for transfer, accompanied by such documents as the Agent deems necessary to evidence the authority of the person making such transfer, and bearing satisfactory evidence of the payment of applicable stock transfer taxes. In the case of small estates where no administration is contemplated, the Agent may, when furnished with an appropriate surety bond, and without further approval of the Customer, transfer Shares registered in the name of the decedent where the current market value of the Shares being transferred does not exceed such amount as may from time to time be prescribed by the various states. The Agent reserves the right to refuse to transfer Shares until it is satisfied that the endorsements on Share certificates are valid and genuine, and for that purpose it may require, unless otherwise instructed by an Officer of the Customer, a guaranty of signature by an “eligible guarantor institution” meeting the requirements of the Agent, which requirements include membership or participation in STAMP or such other “signature guarantee program” as may be determined by the Agent in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended. The Agent also reserves the right to refuse to transfer Shares until it is satisfied that the requested transfer is legally authorized, and it shall incur no liability for the refusal in good faith to make transfers which the Agent, in its judgment, deems improper or unauthorized, or until it is satisfied that there is no basis to any claims adverse to such transfer. The Agent may, in effecting transfers of Shares, rely upon those provisions of the Uniform Act for the Simplification of Fiduciary Security Transfers or the Uniform Commercial Code, as the same may be amended from time to time, applicable to the transfer of securities, and the Customer shall indemnify the Agent for any act done or omitted by it in good faith in reliance upon such laws.

(c) All certificates representing Shares that are subject to restrictions on transfer (e.g., securities acquired pursuant to an investment representation, securities held by controlling persons, securities subject to stockholders’ agreement, etc.), shall be stamped with a legend describing the extent and conditions of the restrictions or referring to the source of such restrictions. The Agent assumes no responsibility with respect to the transfer of restricted securities where counsel for the Customer advises that such transfer may be properly effected.

2. The Agent will issue and transfer Shares in book-entry form as follows:

(a) Shares may be maintained by the Agent in book-entry form known as the “Direct Registration System” (“DRS”) through the Profile Modification System (“Profile”). DRS is the system administered by DTC pursuant to which the Agent may register the ownership of uncertificated Shares, which ownership shall be evidenced by periodic statements issued by the Agent to the Registered Owners entitled thereto. Upon issuance of Shares, the Shares of each Registered Owner will be credited to the account of each such Registered Owner. The Registered Owner of Shares is referred to herein as, or, if there are more than one Registered Owner of the same Shares, such Registered Owners are collectively referred to herein as, the “Registered Owner”.

(b) Customer understands that Profile is a required feature of DRS. Profile allows a DTC participant claiming to act on behalf of the Registered Owner of Shares, to direct the Agent to register a transfer of such Shares to such DTC participant or its nominee without receipt by the Agent of such prior written authorization from the Registered Owner to register such transfer.

(c) Customer understands the Agent will not verify, determine or otherwise ascertain that the DTC participant which is claiming to be acting on behalf of a Registered Owner in requesting registration of transfer and delivery described in subsection (b) has the actual authority to act on behalf of the Registered Owner (notwithstanding any requirements under the Uniform Commercial Code). For the avoidance of doubt, the provisions of Article VIII, Sections 5 and 6 shall apply to the matters arising from the use of DRS/Profile System. The parties agree that the Agent’s reliance on and compliance with instructions received by the Agent through the DRS/Profile System in accordance with this Agreement, shall not constitute negligence or willful misconduct on the part of the Agent.

ARTICLE VI

DIVIDENDS AND DISTRIBUTIONS

1. The Customer shall furnish to the Agent a copy of a resolution of its Board of Directors, certified by the Secretary or any Assistant Secretary, either (i) setting forth the date of the declaration of a dividend or distribution, the date of accrual or payment, as the case may be, the record date as of which shareholders entitled to payment, or accrual, as the case may be, shall be determined, the amount per Share of such dividend or distribution, the payment date on which all previously accrued and unpaid dividends are to be paid, and the total amount, if any, payable to the Agent on such payment date, or (ii) authorizing the declaration of dividends and distributions on a periodic basis and authorizing the Agent to rely on a Certificate setting forth the information described in subsection (i) of this paragraph.

2. Prior to the payment date specified in such Certificate or resolution, as the case may be, the Customer shall, in the case of a cash dividend or distribution, pay to the Agent an amount of cash, sufficient for the Agent to make the payment, specified in such Certificate or resolution, to the shareholders of record as of such payment date. The Agent will, upon receipt of any such cash, (i) in the case of shareholders who are participants in a dividend reinvestment and/or cash purchase plan of the Customer, reinvest such cash dividends or distributions in accordance with the terms of such plan, and (ii) in the case of shareholders who are not participants in any such plan, make payment of such cash dividends or distributions to the shareholders of record as of the record date by mailing a check, payable to the registered shareholder, to the address of record or dividend mailing address. The Agent shall not be liable for any improper payment made in accordance with a Certificate or resolution described in the preceding paragraph. If the Agent shall not receive sufficient cash prior to the payment date to make payments of any cash dividend or distribution pursuant to subsections (i) and (ii) above to all shareholders of the Customer as of the record date, the Agent shall, upon notifying the Customer, withhold payment to all shareholders of the Customer as of the record date until sufficient cash is provided to the Agent.

3. It is understood that the Agent shall in no way be responsible for the determination of the rate or form of dividends or distributions due to the shareholders.

4. It is understood that the Agent shall file such appropriate information returns concerning the payment of dividends and distributions with the proper federal, state and local authorities as are required by law to be filed by the Customer but shall in no way be responsible for the collection or withholding of taxes due on such dividends or distributions due to shareholders, except and only to the extent required of it by applicable law.

ARTICLE VII

CONCERNING THE CUSTOMER

1. The Customer shall promptly deliver to the Agent written notice of any change in the Officers authorized to sign Share certificates, Certificates, notifications or requests, together with a specimen signature of each new Officer. In the event any Officer who shall have signed manually or whose facsimile signature shall have been affixed to blank Share certificates shall die, resign or be removed prior to issuance of such Share certificates, the Agent may issue such Share certificates as the Share certificates of the Customer notwithstanding such death, resignation or removal, and the Customer shall promptly deliver to the Agent such approvals, adoptions or ratifications as may be required by law.

2. Each copy of the Charter of the Customer and copies of all amendments thereto shall be certified by the Secretary of State (or other appropriate official) of the state of incorporation, and if such Charter and/or amendments are required by law also to be filed with a county or other officer or official body, a certificate of such filing shall be filed with a certified copy submitted to the Agent. Each copy of the By-Laws and copies of all amendments thereto, and copies of resolutions of the Board of Directors of the Customer, shall be certified by the Secretary or an Assistant Secretary of the Customer under the corporate seal.

3. Customer hereby represents and warrants:

(a)	It is a corporation duly organized and validly existing under the laws of Maryland.

(b)	This Agreement has been duly authorized, executed and delivered on its behalf and constitutes the legal, valid and binding obligation of Customer. The execution, delivery and performance of this Agreement by Customer do not and will not violate any applicable law or regulation and do not require the consent of any governmental or other regulatory body except for such consents and approvals as have been obtained and are in full force and effect.

ARTICLE VIII

CONCERNING THE AGENT

1. The Agent shall not be liable and shall be fully protected in acting upon any oral instruction, writing or document reasonably believed by it to be genuine and to have been given, signed or made by the proper person or persons and shall not be held to have any notice of any change of authority of any person until receipt of written notice thereof from an Officer of the Customer. It shall also be protected in processing Share certificates which it reasonably believes to bear the proper manual or facsimile signatures of the duly authorized Officer or Officers of the Customer and the proper countersignature of the Agent.

2. The Agent may establish such additional procedures, rules and regulations governing the transfer or registration of Share certificates as it may deem advisable and consistent with such rules and regulations generally adopted by Agent transfer agents.

3. The Agent may keep such records as it deems advisable but not inconsistent with resolutions adopted by the Board of Directors of the Customer. The Agent may deliver to the Customer from time to time at its discretion, for safekeeping or disposition by the Customer in accordance with law, such records, papers, Share certificates which have been cancelled in transfer or exchange and other documents accumulated in the execution of its duties hereunder as the Agent may deem expedient, other than those which the Agent is itself required to maintain pursuant to applicable laws and regulations, and the Customer shall assume all responsibility for any failure thereafter to produce any record, paper, cancelled Share certificate or other document so returned, if and when required. The records maintained by the Agent pursuant to this paragraph which have not been previously delivered to the Customer pursuant to the foregoing provisions of this paragraph shall be considered to be the property of the Customer, shall be made available upon request for inspection by the Officers, employees and auditors of the Customer, and shall be delivered to the Customer upon request and in any event upon the date of termination of this Agreement, as specified in Article IX of this Agreement, in the form and manner kept by the Agent on such date of termination or such earlier date as may be requested by the Customer.

4. The Agent may employ agents or attorneys-in-fact at the expense of the Customer, and shall not be liable for any loss or expense arising out of, or in connection with, the actions or omissions to act of its agents or attorneys-in-fact, so long as the Agent acts in good faith and without negligence or willful misconduct in connection with the selection of such agents or attorneys-in-fact.

5. The Agent shall only be liable for any loss or damage arising out of its own negligence or willful misconduct; provided, however, that the Agent shall not be liable for any indirect, special, punitive or consequential damages.

6. The Customer shall indemnify and hold harmless the Agent from and against any and all claims (whether with or without basis in fact or law), costs, demands, expenses and liabilities, including reasonable attorney’s fees, which the Agent may sustain or incur or which may be asserted against the Agent except for any liability which the Agent has assumed pursuant to the immediately preceding section. The Agent shall be deemed not to have acted with negligence and not to have engaged in willful misconduct by reason of or as a result of any action taken or omitted to be taken by the Agent without its own negligence or willful misconduct in reliance upon (i) any provision of this Agreement, (ii) any instrument, order or Share certificate reasonably believed by it to be genuine and to be signed, countersigned or executed by any duly authorized Officer of the Customer, (iii) any Certificate or other instructions of an Officer, (iv) any opinion of legal counsel for the Customer or the Agent, or (v) any law, act, regulation or any interpretation of the same even though such law, act, or regulation may thereafter have been altered, changed, amended or repealed. Nothing contained herein shall limit or in any way impair the right of the Agent to indemnification under any other provision of this Agreement.

7. Specifically, but not by way of limitation, the Customer shall indemnify and hold harmless the Agent from and against any and all claims (whether with or without basis in fact or law), costs, demands, expenses and liabilities, including reasonable attorney’s fees, of any and every nature which the Agent may sustain or incur or which may be asserted against the Agent in connection with the genuineness of a Share certificate, the Agent’s due authorization by the Customer to issue Shares and the form and amount of authorized Shares.

8. The Agent shall not incur any liability hereunder if by reason of any act of God or war or other circumstances beyond its control, it, or its employees, officers or directors shall be prevented, delayed or forbidden from, or be subject to any civil or criminal penalty on account of, doing or performing any act or thing which by the terms of this Agreement it is provided shall be done or performed or by reason of any nonperformance or delay, caused as aforesaid, in the performance of any act or thing which by the terms of this Agreement it is provided shall or may be done or performed.

9. In connection with the provision of services under this Agreement, the Customer may direct the Agent to release information, including non - public personal information (“NPPI”), as defined in Title V of the Gramm Leach Bliley Act and the regulations issued thereunder, including but not limited to

Regulation P of the Board of Governors of the Federal Reserve, to agents or other third party service providers, including, without limitation, broker/dealers, custodians, and depositories. In addition to the foregoing, Customer consents to the release of information, including NPPI, to one or more providers of escheatment services for the purpose of escheatment of unclaimed funds in accordance with the laws of the various states. The Agent shall not incur any liability for the release of information in accordance with the foregoing provisions; and to the extent the Agent incurs any liability as a result of such release of information, the Customer shall indemnify and hold the Agent harmless in accordance with Article VIII, Section 6, it being understood that the release of such information shall not constitute negligence or willful misconduct.

10. At any time the Agent may apply to an Officer of the Customer for written instructions with respect to any matter arising in connection with the Agent’s duties and obligations under this Agreement, and the Agent shall not be liable for any action taken or omitted to be taken by the Agent in good faith in accordance with such instructions. Such application by the Agent for instructions from an Officer of the Customer may, at the option of the Agent, set forth in writing any action proposed to be taken or omitted to be taken by the Agent with respect to its duties or obligations under this Agreement and the date on and/or after which such action shall be taken, and the Agent shall not be liable for any action taken or omitted to be taken in accordance with a proposal included in any such application on or after the date specified therein unless, prior to taking or omitting to take any such action, the Agent has received written instructions in response to such application specifying the action to be taken or omitted. The Agent may consult counsel to the Customer or its own counsel, at the expense of the Customer, and shall be fully protected with respect to anything done or omitted by it in good faith in accordance with the advice or opinion of such counsel.

11. When mail is used for delivery of non-negotiable Share certificates, the value of which does not exceed the limits of the Agent’s Mail Insurance coverage, the Agent shall send such non-negotiable Share certificates by first class mail, and such deliveries will be covered while in transit. Non-negotiable Share certificates, the value of which exceed the limits of the Agent’s Mail Insurance policy, will be sent by registered courier and will be covered by either the Agent’s Mail Insurance policy or the Blanket Bond while in transit. Negotiable Share certificates will be sent by insured registered mail. The Agent shall advise the Customer of any Share certificates returned as undeliverable after being mailed as herein provided for.

12. The Agent may issue new Share certificates in place of Share certificates represented to have been lost, stolen or destroyed upon receiving instructions in writing from an Officer and indemnity satisfactory to the Agent. Such instructions from the Customer shall be in such form as approved by the Board of Directors of the Customer in accordance with applicable law or the By-Laws of the Customer governing such matters. If the Agent receives written notification from the owner of the lost, stolen or destroyed Share certificate within a reasonable time after he has notice of it, the Agent shall promptly notify the Customer and shall act pursuant to written instructions signed by an Officer. If the Customer receives such written notification from the owner of the lost, stolen or destroyed Share certificate within a reasonable time after he has notice of it, the Customer shall promptly notify the Agent and the Agent shall act pursuant to written instructions signed by an Officer. The Agent shall not be liable for any act done or omitted by it pursuant to the written instructions described herein. The Agent may issue new Share certificates in exchange for, and upon surrender of, mutilated Share certificates.

13. The Agent will issue and mail subscription warrants for Shares, Shares representing stock dividends, exchanges or splits, or act as conversion agent upon receiving written instructions from an Officer and such other documents as the Agent may deem necessary.

14. The Agent will supply shareholder lists to the Customer from time to time upon receiving a request therefor from an Officer of the Customer.

15. In case of any requests or demands for the inspection of the shareholder records of the Customer, the Agent will notify the Customer and endeavor to secure instructions from an Officer as to such inspection. The Agent reserves the right, however, to exhibit the shareholder records to any person whenever it is advised by its counsel that there is a reasonable likelihood that the Agent will be held liable for the failure to exhibit the shareholder records to such person.

16. At the request of an Officer, the Agent will address and mail such appropriate notices to shareholders as the Customer may direct.

17. Notwithstanding any provisions of this Agreement to the contrary, the Agent shall be under no duty or obligation to inquire into, and shall not be liable for:

(a)	The legality of the issue, sale or transfer of any Shares, the sufficiency of the amount to be received in connection therewith, or the authority of the Customer to request such issuance, sale or transfer;

(b)	The legality of the purchase of any Shares, the sufficiency of the amount to be paid in connection therewith, or the authority of the Customer to request such purchase;

(c)	The legality of the declaration of any dividend by the Customer, or the legality of the issue of any Shares in payment of any stock dividend; or

(d)	The legality of any recapitalization or readjustment of the Shares.

18. The Agent shall be entitled to receive and the Customer hereby agrees to pay to the Agent for its performance hereunder (i) Other Services expenses (as defined in Schedule I) (including legal expenses and attorney’s fees) incurred in connection with this Agreement and its performance hereunder, and (ii) the compensation for services as set forth in Schedule I.

19. The Agent shall not be responsible for any money, whether or not represented by any check, draft or other instrument for the payment of money, received by it on behalf of the Customer, until the Agent actually receives and collects such funds.

20. The Agent shall have no duties or responsibilities whatsoever except such duties and responsibilities as are specifically set forth in this Agreement, and no covenant or obligation shall be implied against the Agent in connection with this Agreement.

ARTICLE IX

TERMINATION

Either of the parties hereto may terminate this Agreement by giving to the other party a notice in writing specifying the date of such termination, which shall be not less than 60 days after the date of receipt of such notice. In the event such notice is given by the Customer, it shall be accompanied by a copy of a resolution of the Board of Directors of the Customer, certified by its Secretary, electing to terminate this Agreement and designating a successor transfer agent or transfer agents. In the event such notice is given by the Agent, the Customer shall, on or before the termination date, deliver to the Agent a copy of a resolution of its Board of Directors certified by its Secretary designating a successor transfer agent or transfer agents. In the absence of such designation by the Customer, the Agent may designate a successor transfer agent. If the Customer fails to designate a successor transfer agent and if the Agent is unable to find a successor transfer agent, the Customer shall, upon the date specified in the notice of termination of this Agreement and delivery of the records maintained hereunder, be deemed to be its own transfer agent and the Agent shall thereafter be relieved of all duties and responsibilities hereunder. Upon termination hereof, the Customer shall pay to the Agent such compensation as may be due to the Agent as of the date of such termination, and shall reimburse the Agent for any disbursements and expenses made or incurred by the Agent and payable or reimbursable hereunder.

ARTICLE X

MISCELLANEOUS

1. The indemnities contained herein shall be continuing obligations of the Customer, its successors and assigns, notwithstanding the termination of this Agreement.

2. Any notice or other instrument in writing, authorized or required by this Agreement to be given to the Customer shall be sufficiently given if addressed to the Customer and mailed or delivered to it at 280 Park Avenue, New York, NY 10017, or at such other place as the Customer may from time to time designate in writing.

3. Any notice or other instrument in writing, authorized or required by this Agreement to be given to the Agent shall be sufficiently given if addressed to the Agent and mailed or delivered to it at its office at 480 Washington Blvd, Jersey City, NJ 07310 or at such other place as the Agent may from time to time designate in writing.

4. This Agreement may not be amended or modified in any manner except by a written agreement duly authorized and executed by both parties. Any duly authorized Officer may amend any Certificate naming Officers authorized to execute and deliver Certificates, instructions, notices or other instruments, and the Secretary or any Assistant Secretary may amend any Certificate listing the Shares.

5. This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by either party without the prior written consent of the other party; and provided, further, that (a) the foregoing proviso shall not apply to assignments by the Agent to an affiliate or subsidiary of the Agent and (b) any reorganization, merger, consolidation, sale of assets or other form of business combination by the Agent shall not be deemed to constitute an assignment of this Agreement.

6. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. The parties agree that, all actions and proceedings arising out of this Agreement or any of the transactions contemplated hereby, shall be brought in the United States District Court for the Southern District of New York or in a New York State Court in the County of New York and that, in connection with any such action or proceeding, submit to the jurisdiction of, and venue in, such court. Each of the parties hereto also irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of this Agreement or the transactions contemplated hereby.

7. This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original; but such counterparts, together, shall constitute only one instrument.

8. The provisions of this Agreement are intended to benefit only the Agent and the Customer, and no rights shall be granted to any other person by virtue of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective corporate officers, thereunto duly authorized and their respective corporate seals to be hereunto affixed, as of the day and year first above written.

Attest:		COHEN & STEERS LIMITED DURATION PREFERRED AND INCOME FUND, INC.

By:
Name:
Title:

Attest:		COMPUTERSHARE SHAREOWNER SERVICES LLC

By:
Name:
Title:

SCHEDULE I

STOCK TRANSFER AGENCY AGREEMENT

between

COHEN & STEERS LIMITED DURATION PREFERRED AND INCOME FUND, INC.

and

COMPUTERSHARE SHAREOWNER SERVICES LLC

Dated as of                     , 2012